EXHIBIT 99.A

News
For Immediate Release

EL PASO CORPORATION ANNOUNCES SALE OF COASTAL ARUBA REFINERY

HOUSTON, TEXAS, MARCH 5, 2004-El Paso Corporation (NYSE:EP) today announced that it closed the sale of its Aruba refinery and related marine, bunkering, and marketing affiliates to Valero Energy Corporation (NYSE:VLO) for $465 million plus $162 million for working capital as of the closing date, resulting in total gross proceeds of $627 million. In connection with closing, El Paso retired a $366-million lease financing associated with the refinery.

This sale supports El Paso's long-range plan to reduce the company's total debt, net of cash, to approximately $15 billion by year-end 2005. So far, the company has announced or closed $2.9 billion of the $3.3 billion to $3.9 billion of asset sales targeted under the plan.

El Paso Corporation's purpose is to provide natural gas and related energy products in a safe, efficient, dependable manner. The company owns North America's largest natural gas pipeline system and one of North America's largest independent natural gas producers. For more information, visit www.elpaso.com.

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, the ability to implement and achieve our objectives in the long-range plan; our ability to divest of certain assets; inability to realize anticipated synergies and cost savings associated with restructurings and divestitures on a timely basis; and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417